                                                                    Exhibit 21.1

                   Subsidiaries of Texas Genco Holdings, Inc.

Name of Company                                Jurisdiction of Incorporation
---------------                                -----------------------------
Texas Genco GP, LLC                                       Texas
Texas Genco LP, LLC                                      Delaware
Texas Genco, LP                                           Texas